Exhibit 10.2

Amendment No. 1 to the

Amended and Restated SiteOne Landscape Supply, Inc.

Stock Incentive Plan

THIS AMENDMENT NO. 1 to the Amended and Restated SiteOne Landscape Supply, Inc. Stock Incentive Plan (the “Plan”) is made effective as of November 3, 2015. Capitalized terms used but not defined in this Amendment No. 1 shall have the meanings set forth in the Plan.

Background

WHEREAS, prior to the adoption of this Amendment No. 1, the Plan provides that a maximum of 330,000 shares of Common Stock are available for issuance pursuant to Awards granted under the Plan; and

WHEREAS, on the basis of a recommendation from the Compensation Committee of the Board, the Board has determined that it is appropriate, advisable and in the best interests of the Company to increase the number of shares of Common Stock available for issuance under the Plan by 3,500 Shares, from 330,000 shares to 333,500 shares of Common Stock.

Amendment

1. Stock Available for Purchase under the Plan. The first sentence of Section 3.1 of the Plan is hereby amended to read in its entirety:

“The maximum number of shares of Common Stock that may be issued under the Plan or be subject to Awards may not exceed 333,500 shares.”

2. No Other Effect on the Plan. In all other respects, the form, terms and provisions of the Plan remain unchanged and in full force and effect.